THE NEW HOME COMPANY REPORTS FOURTH QUARTER AND YEAR 2014 RESULTS

- Net Income of $4.8 Million or $0.30 per share for Year -
- Total Revenues increase 80% to $150 Million for the Year -
- Backlog Dollar Value increases six times to $87 Million -
- Backlog Dollar Value of JV’s increases more than five times to $204 Million -

Aliso Viejo, California, March 6, 2015. The New Home Company Inc. (NYSE: NWHM) today announced results for the full year and fourth quarter ended December 31, 2014.

Fourth Quarter 2014 Highlights Compared to Fourth Quarter 2013

•	Net income of $5.3 million, an increase of 40%

•	Total revenues of $73.0 million, an increase of 194%

•	Home sales revenue grew over 200% to $33.2 million

•	Fee building revenue of $39.7 million, an increase of 186%

•	Backlog dollar value grew more than six times to $86.7 million

•	Selling, general and administrative expenses as a percent of home sales improved to 16.2%

•	Equity in net income from unconsolidated Joint Ventures (JVs) more than doubles to $7.4 million

•	Backlog dollar value of homebuilding JV communities grew 168% to $115.0 million

•	Land sales at JVs begin. Revenue of $46.9 million with gross margin percentage of 25.4%

•	Backlog dollar value of JV lot sales was $89.1 million resulting from fourth quarter activity

Full Year 2014 Highlights Compared to Full Year 2013

•	Net income of $4.8 million, compared to a net income of $6.7 million

•	Total revenue of $149.7 million, an increase of 80%

•	Home sales revenue of $56.1 million, an increase of 57%

•	Fee building revenue grew 97% to $93.6 million

•	New home deliveries from JVs increased 86% to 275

•	Net new home orders from JVs increased 85% to 288

•	Equity in net income from JVs of $8.4 million, an increase of 78%

•	Ended year with 12 active selling communities, compared to nine including JVs

•	Owned or controlled lots, including lots held in JVs and fee building projects, increased 16% to 5,926

“2014 was a transitional year for the Company. As a result of our IPO in January 2014, we significantly expanded our operations across all project activities. We delivered another year of profitable results while investing in our platform to meet our growth objectives in the years ahead,” stated Larry Webb, Chief Executive Officer. “During the fourth quarter 2014, we were especially pleased with our results, which reflected our transformation from a private company to a public company. This transformation resulted in strong growth in our revenues, improved leverage of our G&A and continued progress in our JV operations, all of which contributed to growth in our net income. We entered 2015 with a dramatically strengthened backlog and a healthy pipeline of well-located, premium lots in highly desirable California markets. As we move forward, our growth strategy remains intact. We are well positioned to continue acquiring land and opening communities across our vibrant markets as we expand our business and further capitalize on the attractive opportunities.”

Fourth Quarter 2014 Operating Results

Total revenues for the fourth quarter 2014 were $73.0 million, compared to $24.8 million in the prior year period. The net income attributable to the Company was $5.3 million, or $0.32 per diluted share, compared to net income of $3.8 million, or $0.44 per diluted share, in the prior year period. The change in net income was primarily due to an increase in activity at our homebuilding and land development joint ventures and our share of their net income. This increase more than offset an increase in SG&A.

Wholly Owned Projects

Home sales revenue for the fourth quarter 2014 was $33.2 million, compared to $10.9 million in the prior year period and new home deliveries were 20, compared to 23 in the prior year period. The decrease in new home deliveries was primarily due to reduced activity in our Sacramento communities. The average selling price of homes delivered was approximately $1,662,000 compared to $475,000 in the prior year period. The expansion in average selling prices was primarily due to a change in product mix to communities with higher average sales prices located in Irvine, California. The Company expects that the average selling price will continue to vary from quarter to quarter due to the mix of product offered and the introduction of new communities.

Homebuilding gross margin percentage for the fourth quarter 2014 was 13.2%, compared to 21.4%, in the prior year period. Adjusted homebuilding gross margin percentage*, which excludes interest in cost of home sales, was 14.5%, compared to 23.3% in the prior year period, attributable to the mix of deliveries which included the initial deliveries from the Irvine, California communities noted above which had an average sale price of $2.5 million. Revenue from these closings total $27.5 million, or 83%, of the home sales revenue for the fourth quarter. Due to the favorable lot acquisition structure, these deliveries produce a lower gross margin than home deliveries on lots developed by the Company. SG&A expense was $5.4 million, compared to $3.5 million in the prior year period. As a percent of home sales revenue, SG&A improved to 16.3%, compared to 31.9% in the prior year period, largely attributable to higher home sale revenue.

New home orders were 19, compared to six homes in the prior year period. The Company had four actively selling communities at the end of the fourth quarter, compared to three at the end of the prior year. At the end of the fourth quarter, the number of homes in backlog was 41, representing approximately $86.7 million of backlog dollar value, compared to 15 homes in the prior year, representing approximately $11.9 million of backlog dollar value. The average sales price of homes in backlog at the end of 2014 was $2,115,000, compared to $791,000 at the end of the prior year. The increase in average selling price of homes in backlog was primarily the result of a change in product mix, as noted above.

Unconsolidated Joint Ventures (JVs)

The Company’s share of net income from JVs for the fourth quarter 2014 was $7.4 million, compared to $3.0 million in the prior year period. The recognition of such income is significantly impacted by both the quantity of homes and lots delivered as well as the point in time within the JV lifecycle when revenue is recognized. The following sets forth supplemental information about the Company’s JVs. Such information is not included in the Company’s financial data for GAAP purposes.

Total revenue of the JVs during the fourth quarter 2014 was $183.2 million and net income was $33.6 million, compared to $78.0 million and $15.7 million in the prior year quarter, respectively. Home sales revenue of the JVs was $136.3 million, compared to $78.0 million in the prior year period. New home deliveries increased to 129, compared to 74 in the prior year period primarily due to an increase in average selling communities. The average selling price of homes delivered in JVs was $1,057,000 compared to $1,055,000 in the prior year period. Revenue from lot sales at the Land Development JVs during the fourth quarter 2014 totaled $46.9 million, primarily related to the sale of improved lots in Foster City, California.

Homebuilding gross margin percentage generated by JVs was 23.1%, compared to 27.5 % in the prior year period. Adjusted homebuilding gross margin percentage* of the JVs, which excludes interest in cost of home sales, was 24.5%, compared to 28.4% in the prior year period. The margins for 2013 were positively impacted by the strong margins from three communities located in Irvine, California that were nearing close-out. The gross margin from the initial land sales by one JV was 25.4% and adjusted land gross margin percentage*, which excludes interest in cost of land sales, was 25.8 % for the fourth quarter 2014.

New home orders in JVs were 57, compared to 45 in the prior year period. The JVs had eight actively selling communities at the end of the fourth quarter, compared to six at the end of the prior year period. At the end of the quarter, the number of homes in backlog in JVs was 75, representing approximately $115.0 million of backlog dollar value, compared to 62 homes the end of the prior year, representing approximately $42.6 million of backlog dollar value. The average sale price of homes in backlog at the end of 2014 was $1,533,000 compared to $687,000 as a result of a change in product mix. The backlog dollar value of lots in JVs was $89.1 million. There were no JV lot sales in the prior year.

Fee Building Projects

Fee building revenue for the fourth quarter 2014 was $39.7 million, compared to $13.9 in the prior year period. In addition to billings to third-party land owners for general contracting services, New Home collects management fees from its JVs, which are also reported as fee building revenue. Management fees from JVs were $4.1 million, compared to $3.9 million in the prior year period. The increase in total fee building revenue was due primarily to the increase in homes under construction under fee building agreements with one customer. Fee building gross margin was $2.6 million, compared to $2.2 million in the prior year period, attributable to higher fee building revenue. This increase more than offset the negative impact associated with the composition of fee building revenue, which was dominated by construction related activity.

Full Year 2014 Operating Results

Total revenue for full year 2014 was $149.7 million, compared to $83.2 million in the prior year. Net income was $4.8 million, or $0.30 per share, compared to a net income of $6.7 million, or $0.85 per share, in the prior year. Basic weighted average shares outstanding increased to 16.0 million from 7.9 million from 2013 to 2014.

Wholly Owned Projects

Home sales revenue for the full year 2014 was $56.1 million, compared to $35.7 million in the prior year, primarily attributable to an increase average selling price of homes delivered to $1,058,000 from $435,000, partially offset by a decrease in the number of new homes delivered to 53 from 82.

Homebuilding gross margin percentage was 15.0%, compared to 18.7%, in the prior year. Adjusted homebuilding gross margin percentage* was 16.0%, compared to 20.2% in the prior year. As noted previously, the fourth quarter was impacted by the initial deliveries of homes from communities in Irvine, California. Revenue from these deliveries represented 49% of home sales revenue for 2014. SG&A expense was $15.6 million, compared to $8.9 million in the prior year. The increase in SG&A was a result of an increase in stock-based compensation, professional fees and other costs associated with being a publicly traded company and increased activity related to the Company’s communities. As a percent of home sales, SG&A was 27.8%, compared to 24.9% in the prior year, primarily due to the increase in SG&A and an increase in sales personnel and marketing costs related to three new communities that opened during the second quarter of 2014 and delivered homes in the fourth quarter of 2014.

New home orders of 79 homes, compared to 72 homes in the prior year, primarily due to an increase in average selling communities.

Unconsolidated Joint Ventures (JVs)

Equity in net income from JVs reported by the Company for the full year 2014 was $8.4 million, compared to $4.7 million in the prior year. Total revenue of the JVs was $271.4 million and net income was $41.2 million, compared to $183.0 million and $35.4 million in the prior year, respectively. Home sales revenue of the JVs was $224.5 million, compared to $183.0 million in the prior year, primarily attributable to an 86% increase in the number of new homes delivered, which more than offset a 34% decrease in the average selling prices of homes delivered. Land sales revenue of the JVs for the full year 2014 totaled $46.9 million. There were no land sales in 2013.

Homebuilding gross margin percentage in JVs was 22.4%, compared to 27.2% in the prior year. Adjusted homebuilding gross margin percentage* was 23.6%, compared to 29.0% in the prior year. The homebuilding gross margin in 2013 was impacted by the high margins from three communities in Irvine, California. The gross margin percentage achieved by a land development JVs was 25.4% and adjusted land gross margin percentage* of the JV was 25.8 % for the full year 2014.

New home orders in JVs were 288, compared to 156 homes in the prior year, primarily due to an increase in average selling communities.

Fee Building Projects

Fee building revenue for the full year 2014 was $93.6 million, compared to $47.6 million in the prior year. Management fees from JVs were $9.6 million, compared to $8.3 million in the prior year. The growth in fee building revenue compared to the prior year is due to an increase in construction activity at the 10 active fee building communities and secondarily, management fees from JVs. Fee building gross margin was $4.5 million, compared to $5.2 million in the prior year. The decline resulted from an increase in overhead expenses related to the increased fee-building activity.

* See "Reconciliation of Non-GAAP Financial Measures"

Balance Sheet and Liquidity

As of December 31, 2014, the Company had $44.1 million of cash and cash equivalents, $144.0 million in available loan commitments and total debt outstanding of $113.8 million. The Company ended the full year 2014 with a net-debt-to-capital ratio of 31.9%.

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Friday, March 6, 2015 to review fourth quarter results, discuss recent events, and conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to start time. Replays of the conference call will be available through April 6, 2015 and can be accessed by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the pass code 13601641.

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California, including coastal Southern California, the San Francisco Bay area and metro Sacramento. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, our ability to execute our strategic growth objectives, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey the uncertainty of future events or outcomes.

The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of our competition; our leverage and debt service obligations; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report filed with the Securities and Exchange Commission ("SEC").

Contact:
Investor Relations:
949-382-7838
investorrelations@nwhm.com

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	Change	2014	2013	Change
Operating Data:
Total Revenues	$72,985	$24,804	$48,181	$149,657	$83,228	$66,429
Home sales revenue	$33,240	$10,928	$22,312	$56,094	$35,663	$20,431
Homebuilding gross margin	$4,401	$2,335	$2,066	$8,434	$6,683	$1,751
Homebuilding gross margin %	13.2%	21.4%	(8.2)%	15.0%	18.7%	(3.7)%
Adjusted homebuilding gross margin % *	14.5%	23.3%	(8.8)%	16.0%	20.2%	(4.2)%
Fee building revenue (1)	$39,745	$13,876	$25,869	$93,562	$47,566	$45,996
Fee building gross margin	$2,553	$2,222	$331	$4,507	$5,248	$(741)
Fee building gross margin %	6.4%	16.0%	(9.6)%	4.8%	11.0%	(6.2)%
Equity in net income of unconsolidated joint ventures	$7,448	$3,046	$4,402	$8,443	$4,735	$3,708
Net income attributable to The New Home Company Inc.	$5,320	$3,790	$1,530	$4,787	$6,706	$(1,919)
Interest incurred and capitalized to inventory	$778	$246	$532	$1,857	$1,060	$797
Interest in cost of home sales	$414	$202	$212	$532	$550	$(18)
Other Data:
New home orders	19	6	13	79	72	7
New homes delivered	20	23	(3)	53	82	(29)
Average selling price of homes delivered	$1,662	$475	$1,187	$1,058	$435	$623
Selling communities at end of period				4	3	1
Backlog (est. dollar value)				$86,711	$11,867	$74,844
Backlog (homes)				41	15	26
Average selling price in backlog				$2,115	$791	$1,324

				December 31,	December 31,
Balance Sheet Data:				2014	2013	Change
Cash, cash equivalents and restricted cash				$44,340	$9,672	$34,668
Real estate inventories				$163,564	$45,350	$118,214
Lots owned and controlled (2)				5,926	5,077	849
Notes payable				$113,751	$17,883	$95,868
Equity, exclusive of non-controlling interest				$148,084	$64,356	$83,728
Book capitalization				$261,835	$82,239	$179,596
Ratio of debt-to-capital				43.4%	21.7%	21.7%
Ratio of net debt-to-capital *				31.9%	11.3%	20.6%

(1) Fee building revenue includes management fees from unconsolidated joint ventures of $4.1 million and $3.9 million for the three months ended December 31, 2014 and 2013, respectively, and $9.6 million and $8.3 million for the year ended December 31, 2014 and 2013, respectively.
(2) Includes lots owned and controlled through joint ventures and fee building agreements.
* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 11.

KEY OPERATIONS AND FINANCIAL DATA - UNCONSOLIDATED JOINT VENTURES
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	Change	2014	2013	Change
Operating Data:
Home sales revenues	$136,331	$78,037	$58,294	$224,498	$183,038	$41,460
Homebuilding gross margin	$31,519	$21,468	$10,051	$50,196	$49,728	$468
Homebuilding gross margin %	23.1%	27.5%	(4.4)%	22.4%	27.2%	(4.8)%
Adj homebuilding gross margin % *	24.5%	28.4%	(3.9)%	23.6%	29.0%	(5.4)%
Land sales revenues	$46,888	$—	$46,888	$46,888	$—	$46,888
Land gross margin	$11,922	$—	$11,922	$11,922	$—	$11,922
Land gross margin %	25.4%	n/a	n/a	25.4%	n/a	n/a
Adj land gross margin %*	25.8%	n/a	n/a	25.8%	n/a	n/a
Net income	$33,611	$15,666	$17,945	$41,174	$35,434	$5,740
Interest in cost of home sales	$1,878	$701	$1,177	$2,885	$3,257	$(372)
Interest in cost of land sales	$173	—	$173	$173	—	$173
Other Data:
New home orders	57	45	12	288	156	132
New homes delivered	129	74	55	275	148	127
Average selling price of homes delivered	$1,057	$1,055	$2	$816	$1,237	$(421)
Selling communities at end of period				8	6	2
Backlog homes (est. dollar value)				$114,988	$42,570	$72,418
Backlog (homes)				75	62	13
Average selling price in backlog (homes)				$1,533	$687	$846
Backlog lots (est. dollar value)**				$89,103	$—	$89,103
Backlog (lots) **				420	—	420

				December 31,	December 31,
Balance Sheet Data:				2014	2013	Change
Cash, cash equivalents and restricted cash				$60,018	$19,650	$40,368
Real estate inventories				$459,770	$266,317	$193,453
Lots owned and controlled				3,892	2,973	919
Notes payable				$87,994	$68,594	$19,400
The Company's equity				$60,564	$32,270	$28,294
Other partners' equity				$320,451	$171,762	$148,689
Book capitalization				$469,009	$272,626	$196,383

* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 11.
** Backlog includes 145 lots and $33.9 million related to purchase contracts between the joint venture and the Company. Lot count excludes a retail parcel with a contract price of $8.3 million.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$44,057,589	$9,541,361
Restricted cash	282,501	130,215
Contracts and accounts receivable	13,163,927	7,178,241
Due from affiliates	2,662,423	558,421
Real estate inventories	163,564,181	45,350,479
Investment in unconsolidated joint ventures	60,564,033	32,269,546
Property and equipment, net of accumulated depreciation	983,984	481,506
Other assets	6,679,468	3,439,527
Total assets	$291,958,106	$98,949,296

Liabilities and equity
Accounts payable	$16,580,629	$8,687,702
Accrued expenses and other liabilities	11,200,458	6,851,162
Notes payable	113,751,334	17,883,338
Total liabilities	141,532,421	33,422,202
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 16,448,750 shares issued and outstanding as of December 31, 2014	164,488	—
Additional paid-in capital	143,474,637	—
Retained earnings	4,444,553	—
Total The New Home Company Inc. stockholders' equity	148,083,678	—
Members’ equity	—	64,355,719
Noncontrolling interest in subsidiary	2,342,007	1,171,375
Total equity	150,425,685	65,527,094
Total liabilities and equity	$291,958,106	$98,949,296

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Home sales	$33,239,720	$10,927,899	$56,094,345	$35,662,980
Fee building, including management fees from unconsolidated joint ventures of $4,058,444, $3,877,030, $9,582,442 and $8,250,764, respectively	39,745,100	13,875,643	93,562,485	47,565,505
	72,984,820	24,803,542	149,656,830	83,228,485
Expenses:
Cost of homes sales	28,838,539	8,593,168	47,660,396	28,979,493
Cost of fee building	37,192,124	11,653,839	89,055,951	42,317,737
Abandoned project costs	592,107	385,324	753,994	874,719
Selling and marketing	978,375	499,196	3,166,142	1,771,771
General and administrative	4,391,380	2,985,170	12,419,563	7,107,518
	71,992,525	24,116,697	153,056,046	81,051,238
Equity in net income of unconsolidated joint ventures	7,448,310	3,045,565	8,443,136	4,735,224
Guaranty fee income	—	28,389	18,927	113,562
Other (expense) income, net	(88,173)	3,648	(59,354)	(30,142)
Income before taxes	8,352,432	3,764,447	5,003,493	6,995,891
(Provision) benefit for taxes	(2,821,876)	24,927	(246,422)	(290,386)
Net income	5,530,556	3,789,374	4,757,071	6,705,505
Net (income) loss attributable to noncontrolling interests	(210,914)	500	29,472	500
Net income attributable to The New Home Company Inc.	$5,319,642	$3,789,874	$4,786,543	$6,706,005

Earnings per share attributable to The New Home Company Inc.
Basic	$0.32	$0.44	$0.30	$0.85
Diluted	$0.32	$0.44	$0.30	$0.85
Weighted average shares outstanding:
Basic	16,448,750	8,636,250	15,927,917	7,905,757
Diluted	16,543,620	8,636,250	15,969,199	7,905,757

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Year Ended
	December 31,
	2014	2013
Operating activities:
Net income	$4,757,071	$6,705,505
Adjustments to reconcile net income to net cash used in operating activities:
Deferred taxes	(5,818,619)	—
Amortization of equity based compensation	2,322,130	475,000
Distributions of earnings from unconsolidated joint ventures	6,039,606	6,930,433
Equity in net income of unconsolidated joint ventures	(8,443,136)	(4,735,224)
Depreciation	380,785	200,343
Abandoned project costs	753,994	874,719
Net changes in operating assets and liabilities:
Restricted cash	(152,286)	13,905
Contracts and accounts receivable	(5,985,686)	(1,128,565)
Due from affiliates	(2,104,002)	(507,261)
Real estate inventories	(119,605,884)	(21,753,355)
Other assets	3,386,223	(3,197,827)
Accounts payable	7,892,927	732,669
Accrued expenses and other liabilities	4,349,296	3,592,071
Net cash used in operating activities	(112,227,581)	(11,797,587)
Investing activities:
Purchases of property and equipment	(883,263)	(358,710)
Contributions to unconsolidated joint ventures	(34,609,757)	(22,027,797)
Distributions of equity from unconsolidated joint ventures	10,609,092	13,901,067
Net cash used in investing activities	(24,883,928)	(8,485,440)
Financing activities:
Net proceeds from issuance of common stock	87,800,022	—
Repurchase of common stock	(11,988,281)	—
Cash contributions from members	—	21,600,000
Cash distribution to noncontrolling interest in subsidiary	(52,000)	—
Proceeds from issuance of unsecured notes to members	—	1,055,000
Borrowings from notes payable	111,636,145	25,007,720
Repayments of notes payable	(15,768,149)	(23,846,260)
Net cash provided by financing activities	171,627,737	23,816,460
Net increase in cash and cash equivalents	34,516,228	3,533,433
Cash and cash equivalents – beginning of period	9,541,361	6,007,928
Cash and cash equivalents – end of period	$44,057,589	$9,541,361
Supplemental disclosures of cash flow information
Interest paid, net of amounts capitalized	$—	$—
Taxes paid	$1,470,000	$245,014
Supplemental disclosures of non-cash transactions
Purchase of real estate with note payable to land seller	$17,000,000	$—
Note payable with member for equity investment	$—	$2,055,000
Distribution from unconsolidated joint ventures in lieu of cash	$—	$1,083,422
Contribution of real estate to unconsolidated joint ventures	$1,890,292	$17,052,218
Contribution of real estate from noncontrolling interest in subsidiary	$1,252,104	$1,171,875
Deductible transaction costs and additional contribution of deferred tax assets from IPO	$807,545	$—

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding and land sales gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding and land sales gross margin percentage. We believe this information is meaningful, as it isolates the impact leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended December 31,
	2014	%	2013	%
Homebuilding
Home sales revenue	$33,239,720	100.0%	$10,927,899	100.0%
Cost of home sales	28,838,539	86.8%	8,593,168	78.6%
Homebuilding gross margin	4,401,181	13.2%	2,334,731	21.4%
Add: interest in cost of home sales	414,017	1.3%	202,399	1.9%
Adjusted homebuilding gross margin	$4,815,198	14.5%	$2,537,130	23.3%
Homebuilding gross margin percentage	13.2%		21.4%
Adjusted homebuilding gross margin percentage	14.5%		23.3%

Unconsolidated Joint Ventures - Homebuilding
Home sales revenue	$136,331,124	100.0%	$78,036,520	100.0%
Cost of home sales	104,812,394	76.9%	56,568,488	72.5%
Homebuilding gross margin	31,518,730	23.1%	21,468,032	27.5%
Add: interest in cost of home sales	1,877,519	1.4%	701,120	0.9%
Adjusted homebuilding gross margin	$33,396,249	24.5%	$22,169,152	28.4%
Homebuilding gross margin percentage	23.1%		27.5%
Adjusted homebuilding gross margin percentage	24.5%		28.4%

Unconsolidated Joint Ventures - Land
Land sales revenue	$46,887,847	100.0%	$—	n/a
Cost of land sales	34,965,483	74.6%	—	n/a
Land gross margin	11,922,364	25.4%	—	n/a
Add: interest in cost of land sales	172,976	0.4%	—	n/a
Adjusted land gross margin	$12,095,340	25.8%	$—	n/a
Land gross margin percentage	25.4%		n/a
Adjusted land gross margin percentage	25.8%		n/a

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

	Year Ended December 31,
	2014	%	2013	%
Homebuilding
Home sales revenue	$56,094,345	100.0%	$35,662,980	100.0%
Cost of home sales	47,660,396	85.0%	28,979,493	81.3%
Homebuilding gross margin	8,433,949	15.0%	6,683,487	18.7%
Add: interest in cost of home sales	532,286	1.0%	549,971	1.5%
Adjusted homebuilding gross margin	$8,966,235	16.0%	$7,233,458	20.2%
Homebuilding gross margin percentage	15.0%		18.7%
Adjusted homebuilding gross margin percentage	16.0%		20.2%

Unconsolidated Joint Ventures - Homebuilding
Home sales revenue	$224,497,517	100.0%	$183,038,268	100.0%
Cost of home sales	174,301,905	77.6%	133,310,014	72.8%
Homebuilding gross margin	50,195,612	22.4%	49,728,254	27.2%
Add: interest in cost of home sales	2,885,249	1.2%	3,256,806	1.8%
Adjusted homebuilding gross margin	$53,080,861	23.6%	$52,985,060	29.0%
Homebuilding gross margin percentage	22.4%		27.2%
Adjusted homebuilding gross margin percentage	23.6%		29.0%

Unconsolidated Joint Ventures - Land
Land sales revenue	$46,887,847	100.0%	—	n/a
Cost of land sales	34,965,483	74.6%	—	n/a
Land gross margin	11,922,364	25.4%	—	n/a
Add: interest in cost of land sales	172,976	0.4%	—	n/a
Adjusted land gross margin	$12,095,340	25.8%	$—	n/a
Land gross margin percentage	25.4%		n/a
Adjusted land gross margin percentage	25.8%		n/a

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31,
	2014	2013
Notes payable	$113,751,334	$17,883,338
Equity, exclusive of non-controlling interest	148,083,678	64,355,719
Total capital	$261,835,012	$82,239,057
Ratio of debt-to-capital (1)	43.4%	21.7%

Notes payable	$113,751,334	$17,883,338
Less: cash, cash equivalents and restricted cash	44,340,090	9,671,576
Net debt	69,411,244	8,211,762
Equity, exclusive of non-controlling interest	148,083,678	64,355,719
Total capital	$217,494,922	$72,567,481
Ratio of net debt-to-capital (2)	31.9%	11.3%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing notes payable by the sum of total notes payable plus equity, exclusive of non-controlling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is notes payable less cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.